Exhibit 99.1

Investor Contact

Lisa Kampf

Instinet Group Incorporated

212 231 5022

lisa.kampf@instinet.com

Media Contact

Stephen Austin

Instinet Group Incorporated

212 231 5331

stephen.austin@instinet.com

INSTINET GROUP BOARD CHANGE

NEW YORK, May 19, 2004 - Instinet Group Incorporated (NASDAQ: INGP) today announced that Margaret M. Eisen, previously elected to Instinet Group’s Board of Directors effective May 19, 2004, has decided not to join the Instinet Group Board as a result of conflicts which might jeopardize her “independence” status on other boards in which she participates.

For information on Instinet Group’s current Board members, go to: www.instinetgroup.com.

About Instinet Group

Instinet Group, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions and execution services for more than 30 years. We operate our two major businesses through Instinet, LLC, the Institutional Broker, and Inet ATS, Inc., the electronic marketplace.

•	Instinet, the Institutional Broker, gives its customers the opportunity to use its sales-trading expertise and advanced technology tools to interact with global securities markets, improve trading and investment performance and lower overall trading costs. Through Instinet’s electronic platforms, customers can access other U.S. trading venues, including NASDAQ and the NYSE, and almost 30 securities markets throughout the world. Instinet acts solely as an agent for its customers, including institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds. Lynch, Jones & Ryan, Instinet Group’s commission recapture subsidiary, and Instinet Clearing Services, Inc., Instinet Group’s clearing broker, are also a part of Instinet.

•	INET, the electronic marketplace, represents the consolidation of the order flow of the former Instinet ECN and former Island ECN, providing its U.S. broker-dealer customers one of the largest liquidity pools in NASDAQ-listed securities.

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. While Instinet believes the information contained herein is reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. These statements speak only as of this news release and Instinet undertakes no obligation to update publicly any of the information contained herein, in light of new information or future events.

(C) 2004 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Inet ATS, Inc., member NASD/NSX/SIPC, is a subsidiary of Instinet Group Incorporated. Instinet, LLC, member NASD/SIPC, is a subsidiary of Instinet Group Incorporated.